SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2002

BEA SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-22369 (Commission File Number)	77-0394711 (I.R.S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

(408) 570-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.    Other Events.

During the quarter ended July 31, 2002, BEA Systems, Inc. (the “Company”) made secured and full recourse advances in the aggregate amount of $19.2 million to Mr. William T. Coleman III, an officer and director of the Company, in accordance with the previously executed $25 million secured and full recourse line of credit agreement dated November 2, 2001 (the “Secured Line of Credit”). The advances are secured by real property owned by Mr. Coleman through The Coleman Family Trust. As of August 14, 2002, Mr. Coleman had repaid $12 million of the advances to the Company, resulting in a remaining balance owing to the Company by Mr. Coleman under the Secured Line of Credit of $7.2 million. Interest at 6% per annum accrues on outstanding balances under the Secured Line of Credit. All outstanding balances under the Secured Line of Credit are due in full in November 2002, at which time the Secured Line of Credit terminates.

On September 1, 1999 the Company extended a $5 million unsecured line of credit to Mr. Coleman, pursuant to his employment agreement (the “Unsecured Line of Credit”). On August 23, 2001, Mr. Coleman borrowed $5 million under the Unsecured Line of Credit. The Unsecured Line of Credit bears interest at 7%, compounding semiannually, and is due within 90 days following the earlier of (i) termination of Mr. Coleman’s employment with the Company or (ii) the Company’s stock price achieving a specified average closing price.

The terms of both the Secured and Unsecured Lines of Credit have been previously disclosed in our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2001 and April 30, 2002, in our annual report on Form 10-K for the fiscal year ended January 31, 2002 and in our Proxy Statement for the 2002 Annual Meeting of Stockholders. The $5 million advance under the Unsecured Line of Credit was previously disclosed in our quarterly reports on Form 10-Q for the fiscal quarters ended October 31, 2001 and April 30, 2002; and in our annual report on Form 10-K for the fiscal year ended January 31, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC. (the Registrant)

By:	/s/ WILLIAM M. KLEIN
William M. Klein Chief Financial Officer and Executive Vice President—Administration (Duly Authorized Officer and Principal Financial Officer)

Dated: August 14, 2002

EXHIBIT INDEX

Exhibit Number	Description

10.16(1)	Employment Agreement between BEA Systems, Inc. and William T. Coleman III dated September 1, 1999.

10.25(2)(3)	Secured Full Recourse Promissory Note dated November 2, 2001.

10.25.1	First Amendment to Secured Full Recourse Promissory Note dated July 23, 2002

10.26(2)(3)	Employment Agreement between BEA Systems, Inc. and William T. Coleman III dated November 2, 2001.

(1)	Incorporated by reference to Exhibit 10.16 previously filed in the Company’s 10-K for the year ended January 31, 2000.
(2)	Incorporated by reference to Exhibits 10.1 and 10.2 previously filed in the Company’s 10-Q for the quarter ended October 31, 2001.
(3)	Incorporated by reference to Exhibits 10.25 and 10.26 previously filed in the Company’s 10-K for the year ended January 31, 2002.